Exhibit 10.1

Clean Diesel Technologies, Inc.

DIRECTOR’S

CONVERTIBLE PROMISSORY NOTE

Principal Amount US$500,000.00	Oxnard, California
April 11 2016

For value received, the undersigned Clean Diesel Technologies, Inc., a Delaware corporation (“Maker”), promises to pay to Lon E. Bell, Ph.D (“Payee”), or order, the principal sum of 500 Hundred Thousand Dollars ($500,000.00), together with interest at the rate hereinafter provided for on the unpaid principal balance of this promissory note (this “Note”) from time to time outstanding until paid in full.

Interest shall accrue on the unpaid and outstanding principal balance of this Note commencing on the date hereof and continuing until repayment of this Note in full at a rate per annum equal to Eight Percent (8.00%). The principal, along with any accrued but unpaid interest shall be due and payable in full on September 30, 2017 (the “Maturity Date”). This Note shall bear no prepayment penalty.

Maker shall make all payments hereunder to Payee in lawful money of the United States and in immediately available funds. Payments shall be applied first to accrued and unpaid interest, then to principal.

Payee shall have the right to convert the principal balance of this Note and any accrued interest thereon at any time before payment by written notice exercising his optional right to convert the principal balance and any accrued interest into the common stock of Maker at a conversion price equal to the lower of the closing price of Maker on the date before the date of this Note or as of the date when Payee sends written notice to Maker exercising his conversion right.  Maker shall have the right to mandatorily convert the principal balance of this Note plus any accrued interest into the common stock of Maker upon the Maturity Date at a conversion price equal to the lower of the closing price of Maker on the date before the date of this Note or the Maturity Date.  Maker shall also have the right to mandatorily convert the principal amount of this Note plus accrued interest concurrently with the closing of a Liquidity Event at a conversion price equal to the lower of the closing price of Maker as of the date immediately before the date of this Note or at a 25% discount to the Liquidity Event price. A Liquidity Event shall be defined as a strategic investment in Maker or a public stock offering by Maker.

The maturity of this Note may be accelerated by Payee upon the occurrence of any one or more of the following:

(a)           A breach or default by Maker of any of the terms, conditions or covenants of this Note or any other agreement of Maker with Payee or its affiliates;

(b)           The institution by Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or the consent by it to the filing of any such proceeding; or

(c)           If, within sixty (60) days after the commencement of an action against Maker (and service of process in connection therewith on Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Maker or all orders or proceedings thereunder affecting the operations or the business of Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Maker of any trustee, receiver or liquidator of Maker or of all or any substantial part of the properties of Maker, such appointment shall not have been vacated.

Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this Note or of any document or instrument evidencing any security for payment of this Note.

Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date.

Maker agrees to pay all reasonable costs of collection and enforcement of this Note, including but not limited to reasonable attorney’s fees and disbursements, whether or not any lawsuit or other legal action is instituted to enforce this Note, including without limitation if Payee seeks the advice or assistance of an attorney as a result of or in connection with any default, or if Maker becomes the debtor or otherwise becomes the subject of any bankruptcy, insolvency or other proceeding for the readjustment of indebtedness.

No addition to or amendment of this Note shall be admissible, enforceable or effective unless it is set forth in a writing duly executed by the party against whom the addition or amendment is sought to be enforced.

Nothing contained in this Note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount which the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this Note then outstanding, and any excess shall be returned to Maker.

This Note will be governed by and construed under the laws of the State of California. In any action brought under or arising out of this Note, the Maker hereto hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed in California.

Maker:

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ David Shea
Name: David Shea
Title: Chief Financial Officer